Exhibit 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.orangetwentyone.com

Orange 21 Inc. Reports Financial Results for the Year Ended December 31, 2010 and Announces Investor Conference Call

CARLSBAD, Calif.—(MARKET WIRE)—March 25, 2011. Orange 21 Inc. (OTCBB:ORNG), announced today it released financial results for the year ended December 31, 2010.

Consolidated net sales increased 2% to $35.0 million for the year ended December 31, 2010 from $34.2 million for the year ended December 31, 2009. Our consolidated gross profit increased 21% to $16.8 million for the year ended December 31, 2010 from $13.8 million for the year ended December 31, 2009.

Consolidated net losses of $4.6 million and $3.4 million were incurred for the years ended December 31, 2010 and 2009, respectively. The year ended December 31, 2010 included (1) a $1.4 million loss on the deconsolidation of LEM as a result of the sale of 90% of our equity interest in LEM on December 31, 2010 and (2) $1.2 million in additional direct operating expenses related to the addition of the Margaritaville™ and Melodies by MJB™ eyewear brands for which there have been minimal sales during this period.

“We are pleased with our results for 2010 even though we had substantial direct and indirect additional operating costs related to our two newest brands, Margaritaville™ and Melodies by MJB™, for which there have been minimal sales during this period,” commented Stone Douglass, the Company’s Chief Executive Officer. “Gross margins increased to 48% for the year ended December 31, 2010 from 40% during the comparable period in 2009, aided by more effective sourcing in Asia, and improved operations and a more favorable Euro to U.S. Dollar exchange rate on purchases from our Italian manufacturer, LEM.”

Investor Conference Call

We invite you to join us for an investor conference call on Wednesday, March 30, 2011 at 1:30, p.m. Pacific Time. The dial-in number for the call in North America is 1-866-711-8198 and 1-617-597-5327 for international callers. The participant pass code is 34128218. The call will also be webcast live on the internet and can be accessed by logging onto www.orangetwentyone.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning approximately two hours after the completion of the call on March 30, 2011. The audio replay dial-in number for North America is 1-888-286-8010 and 1-617-801-6888 for international callers. The replay pass code is 34116019.

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sports, motorsports, snowsports and lifestyle markets under the brands Spy Optic™, O’Neill™, Margaritaville™ and Melodies by MJB™.

Safe Harbor Statement

This press release may contain forward-looking statements. Actual events or results may differ materially. Although, we believe that the expectations reflected in any forward-looking statement is reasonable, we cannot guarantee future results. Moreover, we assume no responsibility for the accuracy or completeness of such forward-looking statements and undertake no obligation to update any of these forward-looking statements.

Contact:

Orange 21 Inc.

A. Stone Douglass, Chief Executive Officer

760-804-8420

Fax: 760-804-8442

www.orangetwentyone.com

ORANGE 21 INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands, except number of shares and per share amounts)

	December 31,
	2010	2009
Assets
Current assets
Cash	$263	$654
Accounts receivable, net	4,173	5,886
Inventories, net	8,902	7,759
Prepaid expenses and other current assets	618	1,036
Income taxes receivable	14	56

Total current assets	13,970	15,391
Property and equipment, net	957	4,892
Intangible assets, net of accumulated amortization of $631 and $714 at December 31, 2010 and 2009, respectively	122	296
Other long-term assets	50	92

Total assets	$15,099	$20,671

Liabilities and Stockholders’ Equity
Current liabilities
Lines of credit	$2,235	$3,750
Current portion of capital leases	27	395
Current portion of notes payable	13	723
Accounts payable	1,693	5,431
Accrued expenses and other liabilities	3,007	3,350

Total current liabilities	6,975	13,649
Capitalized leases, less current portion	38	812
Notes payable, less current portion	61	308
Note payable to stockholder	7,000	—
Deferred income taxes	—	404

Total liabilities	14,074	15,173
Stockholders’ equity
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	—	—
Common stock: par value $0.0001; 100,000,000 shares authorized; 11,980,934 and 11,903,943 shares issued and outstanding at December 31, 2010 and 2009, respectively	1	1
Additional paid-in capital	40,972	40,515
Accumulated other comprehensive income	551	874
Accumulated deficit	(40,499)	(35,892)

Total stockholders’ equity	1,025	5,498

Total liabilities and stockholders’ equity	$15,099	$20,671

ORANGE 21 INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

	Year Ended December 31,
	2010	2009
Net sales	$34,987	$34,238
Cost of sales	18,235	20,399

Gross profit	16,752	13,839
Operating expenses:
Sales and marketing	9,272	7,330
General and administrative	7,471	7,614
Shipping and warehousing	1,103	1,040
Research and development	1,539	1,145

Total operating expenses	19,385	17,129

Loss from operations	(2,633)	(3,290)
Other income (expense):
Interest expense	(606)	(310)
Foreign currency transaction gain	141	330
Other income (expense)	84	(36)
Loss on deconsolidation of LEM	(1,441)	—

Total other expense	(1,822)	(16)

Loss before provision for income taxes	(4,455)	(3,306)
Income tax provision	152	101

Net loss	$(4,607)	$(3,407)

Net loss per share of Common Stock
Basic	$(0.39)	$(0.30)

Diluted	$(0.39)	$(0.30)

Shares used in computing net loss per share of Common Stock
Basic	11,956	11,444

Diluted	11,956	11,444